Exhibit 99.1

Pacific Premier Bancorp, Inc. Announces First Quarter 2005 Results

          COSTA MESA, Calif., April 21 /PRNewswire-FirstCall/ -- Pacific Premier Bancorp, Inc. (Nasdaq: PPBI) (the “Company”), the holding company of Pacific Premier Bank, F.S.B. (the “Bank”), announced first quarter earnings of $1.6 million, or $0.24 per diluted share, compared with $2.9 million, or $0.44 per diluted share from a year ago.  The year ago results included a one time gain of $1.6 million from the sale of one of three residual interest components which comprised the Company’s Participation Contract.  Excluding the aforementioned gain from last year’s results, net income for the first quarter of 2005 increased $294,000 or 22% over last year’s results.  All diluted earnings per share amounts have been adjusted to reflect the dilutive effect of all warrants and stock options outstanding.

          Return on average assets (ROAA) for the quarter ended March 31, 2005 was 1.18%, compared to 3.53% for the same period in 2004.  The Company’s return on average equity (ROAE) for the quarter ended March 31, 2005 was 14.58%, compared to 30.80% for the quarter ended March 31, 2004.  The Company’s basic and diluted book value per share increased to $8.65 and $7.28, respectively, at March 31, 2005, reflecting an annualized increase of 13.4% and 11.3% from December 31, 2004.

          Steven R. Gardner, President and Chief Executive Officer, stated “Highlights of the first quarter reflect the implementation of our community banking business model which includes further diversification in our loan portfolio through the origination of higher yielding commercial real estate and commercial business loans.  During the quarter, our bankers generated $69.4 million in new loans which included $18.9 million of commercial real estate secured loans and $844,000 of commercial business loans.  Our pipeline of $81.4 million at quarter end included $44.0 million and $2.2 million of commercial real estate and commercial business loans, respectively.  During the first quarter, we hired two additional experienced business banking officers who brought with them relationships that they have developed over the past several years within our primary markets.  We will continue to aggressively recruit experienced bankers that share our passion of serving Southern California business owners’ credit and banking needs.”

          For the quarter ended March 31, 2005, net interest income increased to $4.1 million from $3.8 million for the same period a year earlier.  The increase was attributable to an increase of $224.0 million in average loans outstanding, which was partially offset by increases in average borrowings and deposits of $159.8 million and $54.5 million, respectively.  Additionally, the quarter ended March 31, 2004 included interest income of $902,000 generated from the Participation Contract, which was eliminated in 2004.

          The net interest margin for the quarter ended March 31, 2005 was 3.06% compared to 4.81% for the same period a year ago.  The elimination of the Participation Contract interest income represents 61.1% of the decrease in the net interest margin.  The remaining decrease was primarily attributable to a decrease in the average yield on net loans of 54 basis points and an increase in the average cost of funds of 43 basis points.  The decrease in loan yield is primarily due to the origination of short-term adjustable rate loans and the prepayment of the Bank’s discontinued higher yielding subprime loans.  The increase in the cost of funds is attributable to the overall rising interest rate environment.

          For the quarter ended March 31, 2005, the Company’s provision for loan losses totaled $145,000, compared with $57,000 for the same period a year earlier.  The increase is primarily attributable to the significant growth in the Bank’s loan portfolio of $51.1 million since December 31, 2004.  Net charge-offs for the quarter were $4,000, while for the same period in 2004 there were net recoveries of $13,000.

          For the quarter ended March 31, 2005, total noninterest income decreased to $626,000 compared with $2.0 million for the same period a year ago.  The decrease for the quarter was primarily the result of the $1.6 million gain from the sale of one residual interest component of the Participation Contract in 2004, which was partially offset by an increase in other income of $176,000 and net gain from loan sales of $69,000.

          Noninterest expense for the quarter ended March 31, 2005 was $2.8 million, a $46,000 increase compared to the same period in the prior year.  The increase in noninterest expense was the result of an increase in compensation and benefits of $267,000, which was partially offset by decreases in nearly all other noninterest expense categories.  At March 31, 2005, the Company had 75 full-time equivalent employees compared to 72 at March 31, 2004.

          The Company’s tax provision for the quarter ended March 31, 2005 was $156,000, which was comprised of $716,000 of current income tax that was partially offset by a $500,000 reduction in the valuation allowance for the deferred tax asset.  The remaining valuation allowance balance at March 31, 2005 was $3.5 million.

          Total assets of the Company were $587.2 million as of March 31, 2005, compared to $543.1 million as of December 31, 2004. The $44.1 million or 8.1% increase in total assets was the result of an increase of $51.0 million in net loans, which was partially offset by a decrease in federal funds sold of $10.9 million.  The increase in net loans was the result of $69.4 million in new adjustable rate loans originated during the quarter, which was partially offset by $8.1 million of multi-family loans which were sold for a net gain of $69,000.

          The allowance for loan losses increased by $141,000 to $2.8 million as of March 31, 2005 compared to December 31, 2004.  The allowance for loan losses as a percent of non-accrual loans was 142% and 111% as of March 31, 2005 and December 31, 2004, respectively.  Non-accrual loans and other real estate owned were $1.7 million and $264,000, respectively, at March 31, 2005, compared to $2.1 million and $351,000, respectively, as of December 31, 2004. The ratio of net nonperforming assets to total assets at March 31, 2005 was 0.34%.  All nonperforming assets are concentrated in the Bank’s single family residential loans and associated with its prior origination of sub-prime mortgages, which were discontinued in 2000.

          Total deposits were $290.4 million as of March 31, 2005, compared to $288.9 million at December 31, 2004.  The increase in deposits is comprised of an increase of $2.5 million in transaction accounts, which was partially offset by a decrease in certificates of deposits of $1.0 million.  The cost of deposits as of March 31, 2005 was 2.50%, an increase of 32 basis points since December 31, 2004.

          At March 31, 2005, total borrowings of the Company were comprised of the Bank’s $159.0 million and $68.6 million of FHLB term borrowings and overnight advances, respectively, $10.5 million of other borrowings and the Company’s $10.3 million of subordinated debentures which were used to fund the issuance of trust preferred securities.  The total cost of the Company’s borrowings and deposits at March 31, 2005 was 2.66% compared to 2.33% at December 31, 2004.

          The Bank’s tier 1 (core) capital and total risk-based capital ratios at March 31, 2005 were 8.65% and 13.02%, respectively.  The minimum ratios for well-capitalized banks are 5.00% and 10.00% for tier 1 (core) capital and risk-based capital, respectively.

          The Company owns all of the capital stock of the Bank, a federal savings bank.  Since 2002, the Bank has successfully implemented a community banking business model.  We currently provide business and consumer banking products to our customers through our three branches in Southern California located in the cities of San Bernardino, Seal Beach and Huntington Beach.  The Bank at March 31, 2005, had total assets of $584.0 million, net loans of $521.1 million, total deposits of $292.8 million, and total equity capital of $50.4 million.

          FORWARD-LOOKING COMMENTS

          The statements contained herein that are not historical facts are forward looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties. These include, but are not limited to, the following risks: (1) changes in the performance of the financial markets, (2) changes in the demand for and market acceptance of the Company’s products and services, (3) changes in general economic conditions including interest rates, presence of competitors with greater financial resources, and the impact of competitive projects and pricing, (4) the effect of the Company’s policies, (5) the continued availability of adequate funding sources, and (6) various legal, regulatory and litigation risks.

          ANNUAL MEETING

          The Board of Directors has established April 1, 2005, as the record date for determining stockholders entitled to receive notice of, to attend and to vote at, the Annual Meeting or any postponement or adjournment thereof.  Only record holders of Common Stock of the Company at the close of business on such record date will be entitled to vote at the Annual Meeting or any postponement or adjournment thereof.  The annual meeting will be held on Wednesday, May 25, 2005, at 9:00 a.m., Pacific Time, at the corporate headquarters of the Bank located at 1600 Sunflower Avenue, 2nd Floor, Costa Mesa, California, 92626.

Contact:
Pacific Premier Bancorp, Inc.

Steven R. Gardner
President/CEO
714.431.4000

John Shindler
Executive Vice President/CFO
714.431.4000

PACIFIC PREMIER BANCORP AND SUBSIDIARY
CONSOLIDATED BALANCE SHEET
(In thousands)

	March 31, 2005	December 31, 2004

	(Unaudited)	(Audited)
ASSETS
Cash and due from banks	$4,542	$3,003
Federal Funds Sold	2,100	13,000
Cash and cash equivalents	6,642	16,003
Investment securities available for sale	36,170	36,455
Investment securities held to maturity	10,697	8,389
Loans held for sale	510	532
Loans held for investment, net of allowance for loan losses of $2,767 in 2005 and $2,626 in 2004 respectively	520,798	469,822
Accrued interest receivable	2,341	1,938
Foreclosed real estate	264	351
Premises and equipment	5,132	5,243
Deferred income taxes	3,486	3,473
Other assets	1,179	918
Total assets	$587,219	$543,124
LIABILITIES AND STOCKHOLDERS’ EQUITY LIABILITIES:
Deposit accounts	$290,410	$288,887
Other borrowings	238,100	196,400
Subordinated debentures	10,310	10,310
Accrued expenses and other liabilities	2,891	3,499
Total liabilities	541,711	499,096
STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value	53	53
Additional paid-in capital	67,564	67,564
Accumulated deficit	(21,646)	(23,280)
Unrealized loss on available for sale securities, net of tax	(463)	(309)
Total stockholders’ equity	45,508	44,028
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$587,219	$543,124

PACIFIC PREMIER BANCORP AND SUBSIDIARY
CONSOLIDATED INCOME STATEMENT
UNAUDITED (In thousands, except per share data)

	Three Months Ended

	March 31, 2005	March 31, 2004

INTEREST INCOME:
Loans	$6,767	$4,053
Other interest-earning assets	440	1,212
Total interest income	7,207	5,265
INTEREST EXPENSE:
Interest-bearing deposits	1,680	1,218
Other borrowings	1,266	232
Subordinated debentures	135	8
Total interest expense	3,081	1,458
NET INTEREST INCOME	4,126	3,807
PROVISION FOR LOAN LOSSES	145	57
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	3,981	3,750
NONINTEREST INCOME:
Loan servicing fee income	152	144
Bank and other fee income	128	141
Net gain from loan sales	69	—
Net gain from investment securities	—	1,573
Other income	277	101
Total noninterest income	626	1,959
NONINTEREST EXPENSE:
Compensation and benefits	1,889	1,622
Premises and occupancy	322	363
Data processing	83	79
Net (gain) loss on foreclosed real estate	(9)	18
Other expense	532	689
Total noninterest expense	2,817	2,771
NET INCOME BEFORE TAXES	1,790	2,938
PROVISION FOR INCOME TAXES	156	12
NET INCOME	$1,634	$2,926
Basic Average Shares Outstanding	5,258,738	5,255,072
Basic Earnings per Share	$0.31	$0.56
Diluted Average Shares Outstanding	6,699,788	6,575,431
Diluted Earnings per Share	$0.24	$0.44

PACIFIC PREMIER BANCORP AND SUBSIDIARY
Statistical Information
UNAUDITED (In thousands)

	As of March 31, 2005	As of December 31, 2004	As of March 31, 2004

Asset Quality:
Non-accrual loans, net of specific allowance	$1,734	$2,127	$1,848
Real estate owned	$264	$351	$701
Nonperforming assets, net of specific allowance	$1,998	$2,477	$2,549
Net charge-offs (recoveries) for the quarter ended	$4	$22	$(13)
Allowance for loan losses	$2,767	$2,626	$2,060
Net charge-offs to average loans, annualized	—	0.02%	(0.02)%
Net non-accrual loans to total loans	0.33%	0.45%	0.39%
Net non-accrual loans to total assets	0.30%	0.39%	0.34%
Net non-performing assets to total assets	0.34%	0.46%	0.68%
Allowance for loan losses to total loans	0.53%	0.56%	0.69%
Allowance for loan losses to non- accrual loans	142.06%	110.77%	96.58%
Average Balance Sheet: for the Quarter ended
Total assets	$554,062	$498,054	$331,118
Loans	$492,721	$438,727	$268,740
Deposits	$290,482	$282,491	$236,005
Borrowings	$204,250	$156,964	$54,007
Subordinated debentures	$10,310	$10,310	$773
Share Data:
Basic book value	$8.65	$8.37	$7.69
Diluted book value	$7.28	$7.08	$6.46
Closing stock price	$11.00	$13.26	$13.45
Pacific Premier Bank Capital:
Tier 1 (core) capital	$50,498	$49,071	$32,619
Tier 1 (core) capital ratio	8.65%	9.09%	8.86%
Total risk-based capital ratio	13.02%	13.59%	13.71%
Loan Portfolio
Real estate loans:
Multi-family	$426,784	$394,582	$239,797
Commercial	75,025	54,502	23,324
One-to-four family	19,853	22,347	32,832
Commercial business loans	844	103	—
Other loans	77	75	1,344
Total gross loans	$522,583	$471,609	$297,297

	3 months ended March 31, 2005	3 months ended December 31, 2004	3 months ended March 31, 2004

Profitability and Productivity:
Return on average assets	1.18%	1.06%	3.53%
Return on average equity	14.58%	12.06%	30.80%
Net interest margin	3.06%	3.14%	4.81%
Non-interest expense to total assets	1.92%	1.98%	2.04%
Efficiency ratio	59.47%	55.97%	47.75%

SOURCE  Pacific Premier Bancorp, Inc.
          -0-                    04/21/2005
          /CONTACT:  Steven R. Gardner, President/CEO, or John Shindler, Executive
Vice President/CFO, both of Pacific Premier Bancorp, Inc., +1-714-431-4000/
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